Exhibit 99.1

MAP Pharmaceuticals Provides Update on Progress of Two Phase 3 Clinical Programs

MOUNTAIN VIEW, Calif., January, 12, 2009 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced continued progress with its two Phase 3 clinical programs, Unit Dose Budesonide (UDB) for children with asthma and MAP0004 for the acute treatment of migraine. For UDB, all patients have completed the 12 week treatment period in the initial Phase 3 clinical trial, and for MAP0004, the company currently expects to complete enrollment in its initial Phase 3 clinical trial by the end of January 2009.

“We continue to make good progress with our Phase 3 asthma and migraine programs and look forward to reporting data from both programs during the first half of 2009,” said Timothy S. Nelson, President and CEO of MAP Pharmaceuticals. “We believe this clinical progress coupled with our recently announced asthma partnership with AstraZeneca highlights the value of our clinical approach and business strategy.”

UDB Phase 3 Program

The initial UDB Phase 3 clinical trial completed enrollment in September 2008, and all patients now have completed the treatment period. This Phase 3 trial is a multi-center, randomized, double-blind, placebo controlled trial in approximately 360 children who suffer from asthma, from 12 months to 8 years of age. Patients received either 0.25mg UDB, 0.135mg UDB or placebo twice a day over a 12 week treatment period. The co-primary efficacy endpoints for the study are the change in nighttime and daytime composite symptom scores (cough, wheeze and breathlessness). Patients enrolled in this trial will continue to be followed in a long-term safety trial.

UDB is being studied as a novel version of nebulized budesonide. Budesonide has been used clinically for more than 20 years. UDB is designed to be nebulized more quickly and at a lower nominal dose than the commercially available product. The safety data generated to date has shown UDB to be well tolerated with no significant adverse events reported.

MAP0004 Phase 3 Program

MAP Pharmaceuticals expects to complete enrollment in its initial Phase 3 clinical trial for the acute treatment of migraine by the end of January 2009. The Phase 3 multi-center, randomized, double-blind, placebo controlled trial in approximately 850 migraine sufferers is evaluating MAP0004 as a potential acute treatment for migraine. Patients enrolled in the trial will be evaluated for the treatment of a single migraine and will continue to be followed in a long-term safety trial. MAP Pharmaceuticals is conducting this first Phase 3 trial and the long-term safety trial pursuant to a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration.

MAP0004 is a novel, orally inhaled migraine medication in development which has a multi-targeted mechanism of action, utilizes the company’s proprietary TEMPO® inhaler and is designed to optimize the key characteristics of dihydroergotamine, an active ingredient which has been used to effectively and safely treat migraine for over 60 years. MAP0004 has the potential to provide a faster onset of action than currently available migraine treatments, with sustained pain relief and pain freedom, in an easy-to-use, non-invasive, at-home therapy. In a Phase 2 clinical trial, patients reported pain relief in as fast as 10 minutes with sustained relief to 48 hours. The safety data generated to date have shown MAP0004 to be well tolerated with no significant adverse events reported.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of asthma in children, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and history.

Forward Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ late stage clinical programs. Actual results may differ materially from current expectations based on risks and uncertainties affecting MAP Pharmaceuticals’ business, including, without limitation, risks and uncertainties relating to the failure to obtain clearance of the collaboration agreement with AstraZeneca under the Hart-Scott-Rodino Act, the enrollment, conduct, completion and reporting of clinical trials, as well as risks related to the failure to achieve favorable clinical outcomes or to have the company’s product candidates approved for commercial use by the U.S. Food and Drug Administration. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2008, and available at http://edgar.sec.gov

CONTACT:

MAP Pharmaceuticals, Inc.

Nicole Foderaro

Media Contact

(415) 946-1058

nfoderaro@wcpgobal.com